Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:       Investor Relations
                John Carlson, Exec VP & CFO
                480-505-4869

                       Alanco Receives NASDAQ Notification
               Relative to Certain Series E Preferred Stock Voting Rights


(Scottsdale, AZ - February 3, 2010) - Alanco Technologies, Inc., (NASDAQ: ALAN), said today that it received a letter from NASDAQ on January 29, 2010, indicating that the Company was out of compliance with Nasdaq rules pertaining to voting rates relative to the issuance of 205,000 shares of Series E Preferred Stock that has a heavier voting rate than the Company's outstanding Class A Common Stock, in violation of Nasdaq's voting rights rule and policy set forth in Listing Rule 5640 and IM-5640 ("the Rule").

The Series E Preferred Stock issued allowed the investors to vote the number of votes equal to the number of Class A Common Shares into which the Series E Preferred Stock is convertible. Under the Rule the holder of Series E Preferred Stock would be limited to the lesser of (i) the number of shares of Class A Common Stock into which the Preferred Stock is convertible, or (ii) that number which is equal to the purchase price per share of Series E Convertible Preferred Stock paid by the shareholder to the Company divided by the closing consolidated bid price of the Class A Common Stock on the trading day immediately previous to the issuance of the shares of Series E Convertible Preferred Stock. The maximum voting effect, assuming the maximum votes by the Preferred E stockholders, would be less than 1% of the outstanding voting rights.

The Company has until February 15, 2010 to submit a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 105 calendar days from the date of this letter to evidence compliance. The Company is currently obtaining amendments to the purchase agreements modifying the voting rights to comply with the Rule. Once the amendments have been executed, the Company will amend the designation of the Series E Preferred Stock to comply with the Rule.

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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